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                                                                    EXHIBIT 99.1

 CONTACT: John Swenson
          Asyst Technologies, Inc
          510/661-5000
          jswenson@asyst.com

FOR IMMEDIATE RELEASE

                     ASYST TECHNOLOGIES REPORTS PRELIMINARY
                          FISCAL FOURTH QUARTER RESULTS

         FREMONT, Calif., April 1, 2003 - Asyst Technologies, Inc., (Nasdaq NM:
ASYT), a leading provider of integrated automation solutions that maximize the productivity of semiconductor manufacturing, today announced preliminary operating results for its fourth fiscal quarter ended March 31, 2003. The company expects to report fourth quarter consolidated net sales of approximately $57 million, versus updated previous guidance of $70-$72 million, a shortfall of approximately 19%. This compares with $38.4 million in the same quarter a year ago and $75.6 million in the prior sequential quarter. The company also provided outlook based on limited visibility for its quarter ending June 2003.

                  As previously disclosed, some amount of sequential decline had been expected as a result of continued weakness in the semiconductor industry, lack of substantial participation in recent 300mm DRAM-related equipment buying from Korea, and the sale of Asyst's wafer and reticle carrier (WRC) product lines to Entegris. Net sales in the company's base business were lower than forecasted because two anticipated orders related to 200mm SMIF upgrade projects, portions of which were expected to turn during the quarter, were delayed until later in the year. Net sales at Asyst-Shinko (ASI), which is 51% owned by Asyst, were lower than expected as a result of customers pushing out portions of several projects.

                  Consolidated gross margin is expected to be at or slightly lower than the updated guidance of the "low end" of the forecasted range of 24-26%, reflecting the lower than anticipated sales in the base business while ASI gross margin is expected to substantially improve over the previous quarter. Consolidated research and development and selling, general and administrative expenses are expected to be within the original guidance of $29-$30 million.

                  Steve Schwartz, chairman and CEO, said, "At current sales levels, the impact of one 200mm upgrade project can be substantial. We had hoped to turn at least one of these projects during the March quarter and, although we believe we succeeded in winning the business, the customer has delayed any commitment to the second half of the calendar year. We believe we have maintained or gained market share in our core product areas, with the exception of current activity in Korea, and that the current softness we are seeing reflects continued low utilization rates among our key customers, well-understood delays in 300mm AMHS decisions and the uncertain macroeconomic environment.

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                  "Adjusted for the sale of the WRC product lines, our
consolidated bookings for the March quarter were approximately $36 million, versus $41 million last quarter. Based on limited visibility and the continuing uncertainty globally, our preliminary estimate for the first fiscal quarter is for net sales in the range of $45 million. Many of our key customers are planning to increase spending in the second half of the calendar year, but we believe that any substantial increases in the period will be dependent on a more stable global economic climate. We believe that our productivity and yield-enhancement solutions provide powerful competitive advantages that are especially apparent in lean economic times, and we will continue to pursue every opportunity to sell these benefits to a broader customer base. At the same time, we recognize the need to quickly complement our leveraged manufacturing model with greater efficiencies elsewhere in the business and are in the process of setting a new breakeven target that is substantially lower than where we are today."

                  The company will release its full fourth quarter financial results on April 29, 2003.

ABOUT ASYST

Asyst Technologies, Inc. is a leading provider of integrated automation systems for the semiconductor manufacturing industry, which enable semiconductor manufacturers to increase their manufacturing productivity and protect their investment in silicon wafers during the manufacture of integrated circuits, or ICs. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst's modular, interoperable solutions allow chipmakers and original equipment manufacturers, or OEMs, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst's homepage is http://www.asyst.com

CONFERENCE CALL DETAILS

         The company is hosting a conference to discuss today's release. The call can be accessed by dialing (303) 262-2075. In addition, a standard telephone instant replay of the conference call is available by dialing (303) 590-3000, followed by the passcode 533940#. The audio instant replay is available until April 15, 2003. A live webcast of the conference call will be publicly available on Asyst's website at http://www.asyst.com. A replay of the Webcast may be accessed via the same address.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

         Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: the volatility of semiconductor industry cycles, inability to manage cash flows, failure to respond to rapid demand shifts, dependence on a few significant customers, the transition of the industry from 200mm wafers to 300mm wafers, risks associated with the acceptance of new products and product capabilities, competition in the semiconductor equipment industry, failure

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to efficiently integrate acquired companies, failure to retain employees, and other factors more fully detailed in the company's annual report on Form 10-K for the year ended March 31, 2002, and Form 10-Q for the period ended Dec. 31, 2002, filed with the Securities and Exchange Commission.